Exhibit 6

Stonebridge Development Limited

c/o Barings Trustees (Guernsey) Limited

PO Box 71, Trafalgar Court
Les Banques, St. Peter Port
Guernsey, Channel Islands  GY1 3DA

ACOF Management, L.P.	April 19, 2004

c/o Ares Management, L.P.

1999 Avenue of the Stars

Suite 1900

Los Angeles, California  USA 90067

Bain Capital (Europe) LLC

111 Huntington Avenue

Boston, Massachusetts  USA  02199

Ontario Teachers’ Pension Plan Board

5650 Yonge Street

Toronto, Ontario, Canada  M2M 4H5

Gentlemen:

With reference to the pending purchase by the undersigned from Luc Van Nevel and TCW of an aggregate 1,889 shares of preferred stock, par value $.01 per share (the “Preferred Stock”), of Samsonite Corporation (the “Company”) together with all accrued and unpaid dividends related thereto (such shares and accrued and unpaid dividends being collectively referred to as the “Purchased Shares”) for an aggregate purchase price of US$1,999,966.30 (the “Aggregate Purchase Price”), which separate purchases (the Purchases”) presently are scheduled to occur on April 19, 2004, and with reference to the Stock Option Agreement being executed simultaneously herewith by and among the Company, the undersigned, and Marcello Bottoli, for the grant  by the Company of options to the undersigned for the purchase of 30,000,000 shares of Company common stock (the “Options”), this letter will reflect our mutual understanding and agreement as to the following issues:

1)              Since the grant of the options under the Stock Option Agreement will not occur until approval by the shareholders of the Company of certain amendments to the Company’s FY 1999 Stock Option and Incentive Award Plan, expected to occur at the annual meeting of the Company shareholders on June 15, 2004, your countersignature below will evidence your respective covenants to vote your shares in the Company in favor of the proposal to amend the Plan as contemplated in, and as needed to permit the grant of the options under the Stock Option Agreement.  Should said amendments not be approved for any reason, or should the options provided for thereunder not be granted, your countersignature below evidences your joint and several agreement to purchase forthwith the Purchased Shares from the undersigned, on the same terms and conditions and for the Aggregate Purchase Price.

2)              The performance model attached hereto as Appendix A (the “Performance Model”) is the performance model referred to in Sections 8(a) and 9 of the Stock Option Agreement and Section 4(c) of an employment agreement entered into by the Company and Marcello Bottoli on March 3, 2004 (the “Employment Agreement”).  The parties hereto acknowledge that the Performance Model is based on certain assumptions regarding the state of the Company as of January 9, 2004 (the “Assumptions”).  Any determination of the Company’s performance required to be made under Sections 8(a) and 9 of the Stock Option Agreement and Section 4(c) of the Employment Agreement shall be agreed to in good faith by the compensation committee of the Company and Marcello Bottoli on a basis consistent with the Assumptions, as adjusted at the time of such determination for any changes (including to the Company’s accounting policies or practices, to currency exchange rates, or any material change of the Company’s businesses, assets, corporate structure, and relationships) since January 9, 2004.

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If the foregoing correctly reflects our understanding, please countersign this letter in the space provided below.

STONEBRIDGE DEVELOPMENT LIMITED

By:	/s/ Stefania Tomasini
Name:	Stefania Tomasini
Title:	Director

Countersignatures:

ACOF MANAGEMENT, L.P.

By:	/s/ Eric Beckman
Name:	Eric Beckman
Title:	Managing Director

BAIN CAPITAL (EUROPE) LLC

By:	Bain Capital Investors, LLC
Its	Manager
	By:	/s/ Dwight Poler
	Name:	Dwight Poler
	Title:	Managing Director

ONTARIO TEACHERS’ PENSION PLAN BOARD

By:	/s/ Lee Sienna
Name:	Lee Sienna
Title:	Vice President